Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Horizon Global Corporation

at

$1.75 Net Per Share of Common Stock

and the Redemption Price (as defined herein) Net Per Share of Series B Preferred Stock by

PHX Merger Sub, Inc.

a wholly owned subsidiary of

First Brands Group, LLC

January 9, 2023

To Our Clients:

Enclosed for your consideration are the offer to purchase (the “Offer to Purchase”), dated January 9, 2023 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by PHX Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of First Brands Group, LLC, a Delaware limited liability company (“Parent” and, together with Purchaser, the “Purchaser Parties”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), and all of the outstanding shares of Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”), of Horizon Global Corporation, a Delaware corporation (“Horizon”), at a price of $1.75 per share of Common Stock and an amount equal to the Redemption Price (as defined in the Preferred Stock Certificate of Designations) per share of Preferred Stock calculated as of the Acceptance Time, in each case, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.

The tender price is $1.75 per share of Common Stock and an amount equal to the Redemption Price (as defined in the Preferred Stock Certificate of Designations) per share of Preferred Stock calculated as of the Acceptance Time, in each case, net to you in cash, without interest thereon and less any applicable withholding taxes.

2.	The Offer is being made for any and all outstanding Shares.

3.

The Offer and withdrawal rights expire one minute after 11:59 P.M., Eastern Time, on February 6, 2023, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”).

4.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer on or prior to the Expiration Time, represent a majority of the Shares outstanding at the Expiration Time. The parties do not anticipate needing to seek any approval or make any filing with any regulatory body in connection with the Offer or the Merger. In addition, no governmental body of competent jurisdiction shall have issued any temporary restraining order, preliminary or permanent injunction or other order preventing consummation of the Offer or the Merger nor shall any law have been enacted or promulgated by any governmental body of competent jurisdiction which prohibits or makes illegal the consummation of the Offer or the Merger.

5.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 30, 2022 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Horizon. The Merger Agreement provides, among other things, that following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will merge with and into Horizon (the “Merger”), with Horizon continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

6.

After careful consideration, Horizon’s board of directors, has unanimously (i) determined that the Merger Agreement and the Transactions (as defined below) are in the best interests of Horizon and its stockholders and approved and declared advisable the Merger Agreement and the Transactions; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance of Horizon’s covenants and other obligations in the Merger Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved to recommend that Horizon’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved that the Merger would be effected under Section 251(h) of the DGCL.

7.

Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Inc., in its capacity as depositary for the Offer (the “Depository Agent”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depository Agent of (i) certificates representing such Shares (or a book-entry confirmation relating to such Shares (a “Book-Entry Confirmation”)), (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message (“Agent’s Message”) relating thereto) and any other documents required by the Letter of Transmittal pursuant to the procedures set forth in the Offer to Purchase and (iii) a final determination of the adequacy of the items received has been made when necessary by the Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Horizon Global Corporation

at

$1.75 Net Per Share of Common Stock

and the Redemption Price (as defined herein) Net Per Share of Series B Preferred Stock by

PHX Merger Sub, Inc.

a wholly owned subsidiary of

First Brands Group, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated January 9, 2023 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by PHX Merger Sub, Inc. to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), and all of the outstanding shares of Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”), of Horizon.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:

Shares*

Dated , 2023

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

SIGN HERE

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